GrowGeneration Reports Third Quarter 2022 Financial Results

Net sales of $71 million exceeds internal expectations

Raising 2022 financial guidance for revenue and adjusted EBITDA

DENVER, November 7, 2022 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers with 58 locations across 15 states, today reported financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights
•Net sales declined 39% to $70.9 million driven by softer industry demand
•Comparable store sales for the quarter decreased 58.1%
•Net loss of $7.2 million compared to net income of $4.0 million last year
•Loss per share of $0.12 in the quarter
•Adjusted EBITDA loss of $2.6 million
•Revenue guidance for 2022 updated to be between $270 million to $280 million, an improvement from the previous range of $250 million to $275 million
•Adjusted EBITDA guidance updated to be between a loss of $10 million to $13 million, an improvement from the previous range of a loss of $12 million to $15 million
•Cash and cash equivalents were $71.1 million on September 30, 2022

Darren Lampert, GrowGeneration’s Co-Founder and Chief Executive Officer, stated, “I am proud of how resilient our team has been throughout this year as GrowGen – and the entire hydroponics category – has faced significant industry and economic headwinds. In the third quarter of 2022, net sales of $70.9 million outpaced our internal expectations, bolstered primarily by stronger-than-expected demand within our distribution and private label business. During the quarter we generated $8.3 million of positive cash flow from operations as working capital management remains a top priority across the business, and we ended the third quarter with $71.1 million of cash on our balance sheet with zero debt. On the expense side, we have reduced the payroll by an incremental $1.7 million in the quarter and $11.7 million year to date. We reduced inventory quarter-over-quarter by $10 million compared to the end of the second quarter

2022, which amounts to an aggregate reduction in our retail business of more than $24.1 million in inventory year-to-date since December 31, 2021.”

Lampert continued, “We remain cautiously optimistic on the broader industry as a whole and are seeing some early signs of stabilization. However, we’re still not prepared to definitively say the worst of the cycle is behind us. We remain committed to right-sizing the business, and we’re hyper-focused on our strategic initiatives, including new market expansion efforts, that remain a key priority. During the third quarter, we brought our total store count to 58 locations, reducing our store footprint overlap. We continue to believe that there are compelling opportunities to expand into areas where GrowGen does not have a physical presence. We are excited about the addition of two new stores in the fourth quarter in Missouri and New Jersey, which represent strategic markets for GrowGen. In 2023, GrowGen will also explore possibilities in the nascent indoor vertical farming market with our proprietary fertilizers and indoor farming solutions as a natural expansion of our core business. We firmly believe the work we have done, and continue to do, is positioning GrowGen to emerge stronger in 2023.”

Third Quarter 2022 Consolidated Results

Revenues declined $45.2 million, or 38.9%, to $70.9 million, for the quarter ended September 30, 2022, compared to $116.0 million for the quarter ended September 30, 2021. The decrease in net revenue was attributed to a decline in same-store sales of 58.1% at 57 retail locations and the Company’s e-commerce operations open in the third quarter of 2022 compared to the same period last year, offset partially by the addition of one new store and the contribution from acquisitions. Overall retail sales was $47.9 million in the third quarter, compared to $100.8 million for the same period last year.

E-commerce revenue was $3.1 million in the third quarter, compared to $10.5 million for the same period last year.

Revenue from non-retail operations, including distributed brands and MMI, was $19.8 million in the third quarter of 2022, compared to $4.7 million in the same quarter last year.

Gross profit was $18.3 million for the third quarter of 2022, compared to $34.1 million for the third quarter of 2021. Gross profit margin was 25.9% compared to 29.4% in the same quarter last year.

Store and other operating expenses in the third quarter of 2022 were $13.6 million, compared to $14.8 million in the prior year. The decrease was primarily associated with cost reduction efforts.

Selling, general, and administrative expenses in the third quarter of 2022 were $8.8 million, compared to $10.5 million in the prior year. The decrease was primarily attributable to the addition of non-retail operations through acquisition partially offset by cost reduction efforts.

GAAP pre-tax net loss was $7.9 million for the third quarter of 2022, or a loss of $0.12 per diluted share, compared to pre-tax net income of $5.1 million in the third quarter of 2021, or earnings of $0.07 per diluted share.

Non-GAAP earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) was a loss of $2.6 million in the third quarter of 2022, compared to a profit of $10.8 million in the same period last year.

Cash and short-term marketable securities as of September 30, 2022 were $71.1 million. Inventory as of September 30, 2022 was $89.1 million, and prepaid inventory and other current assets were $5.5 million.

Total current liabilities, including accounts payable and accrued payroll and other liabilities, decreased from $47.1 million at December 31, 2021 to $37.6 million at September 30, 2022.

Geographical Footprint

The Company’s operations span approximately 873,000 square feet of retail and warehouse space across existing locations and signed leases in new locations, spanning 15 states. The
Company opened its first location in Mississippi in June 2022, and its first location in Virginia in
September 2022. The Company has closed five locations resulting from its store consolidation plan during the third quarter, two locations to date in the fourth quarter, and expects to close one additional location before year-end 2022.

Fiscal Year 2022 Financial Outlook

Revenue guidance for 2022 is updated to be between $270 million to $280 million, an improvement from the previous range of $250 million to $275 million.

Adjusted EBITDA guidance is updated to be between a loss of $10 million to $13 million, an improvement from the previous range of a loss of $12 million to $15 million.

Conference Call

The Company will host a conference call today, November 7, 2022, at 5:00PM Eastern Time. To participate in the call, please dial (888) 882-4478 (domestic) or (647) 794-4605 (international). The conference code is 7693711. This call is being webcast and can be accessed on the Investor Relations section of GrowGen's website at: https://ir.growgeneration.com/news-events/ir-calendar.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 58 stores, which include 22 locations in California, 6 locations in Colorado, 6 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 1 location in Arizona, 1 location in Florida, 1 location in Massachusetts, 1 location in Mississippi, 1 location in New Mexico, 1 location in Rhode Island, and 1 location in Virginia. GrowGen also operates an online superstore for cultivators at

growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the company’s website, at: www.growgeneration.com.

Contacts:

ICR, Inc.
GrowGenIR@icrinc.com

GROWGENERATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except shares and per share amounts)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$71,060	$41,372
Marketable securities	—	39,793
Accounts receivable, net of allowance for doubtful accounts of $1.1 million and $0.6 million at September 30, 2022 and December 31, 2021	10,147	5,741
Notes receivable, current, net of allowance for doubtful accounts of $1.3 million and $0.5 million at September 30, 2022 and December 31, 2021	1,247	2,440
Inventory	89,080	105,571
Prepaid income taxes	6,339	5,856
Prepaids and other current assets	5,495	16,116
Total current assets	183,368	216,889

Property and equipment, net	29,846	24,116
Operating leases right-of-use assets	44,510	43,730
Intangible assets, net	32,611	48,402
Goodwill	15,843	125,401
Other assets	886	800
TOTAL ASSETS	$307,064	$459,338

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,133	$17,033
Accrued liabilities	1,984	2,044
Payroll and payroll tax liabilities	4,394	7,440
Customer deposits	5,390	11,686
Sales tax payable	1,601	1,923
Current maturities of lease liability	7,970	6,858
Current portion of long-term debt	89	92
Total current liabilities	37,561	47,076
Commitments and contingencies
Deferred tax liability	193	2,359
Operating lease liability, net of current maturities	38,588	38,546
Long-term debt, net of current portion	—	66
Other long-term liabilities	111	—
Total liabilities	76,453	88,047

Stockholders’ equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 60,859,674 and 59,928,564 shares issued and outstanding as of September 30, 2022 and December 31, 2021	61	60
Additional paid-in capital	369,164	361,087
Retained earnings	(138,614)	10,144
Total stockholders’ equity	230,611	371,291
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$307,064	$459,338

GROWGENERATION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021

Net sales	$70,850	$116,003	$223,710	$331,910
Cost of sales	$52,516	$81,940	163,009	236,757
Gross profit	18,334	34,063	60,701	95,153

Operating expenses:
Store operations and other operational expenses	13,585	14,842	41,884	35,648
Selling, general, and administrative	8,796	10,530	28,164	28,102
Bad debt expense	172	477	1,774	873
Depreciation and amortization	3,875	3,539	13,164	8,510
Impairment loss	—	—	127,831	—
Total operating expenses	26,428	29,388	212,817	73,133

Income from operations	(8,094)	4,675	(152,116)	22,020

Other income (expense):
Other expense	34	78	547	32
Interest income	143	395	190	435
Interest expense	(3)	(25)	(16)	(31)
Total non-operating income (expense), net	174	448	721	436

Net income (loss) before taxes	(7,920)	5,123	(151,395)	22,456

Provision (loss) for income taxes	718	(1,096)	2,637	(5,569)

Net income (loss)	$(7,202)	$4,027	$(148,758)	$16,887

Net income (loss) per share, basic	$(0.12)	$0.07	$(2.45)	$0.29
Net income (loss) per share, diluted	$(0.12)	$0.07	$(2.45)	$0.28

Weighted average shares outstanding, basic	60,855	58,531	60,771	58,994
Weighted average shares outstanding, diluted	60,855	59,490	60,771	60,108

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	For the Three Months Ended September 30,
	2022	2021
	(000)	(000)
Net income	$(7,202)	$4,027
Income taxes	(718)	1,096
Interest	3	25
Depreciation and amortization	3,875	3,539
EBITDA	$(4,042)	$8,687
Impairment loss	—	—
Share based compensation (option compensation, warrant compensation, stock issued for services)	1,291	2,106
Fixed asset disposal	165	$—
Adjusted EBITDA	$(2,586)	$10,793

Adjusted EBITDA per share, basic	$(0.04)	$0.18
Adjusted EBITDA per share, diluted	$(0.04)	$0.18

	For the Nine Months Ended September 30,
	2022	2021
	(000)	(000)
Net income	$(148,758)	$16,887
Income taxes	(2,637)	5,569
Interest expense	16	31
Depreciation and amortization	13,164	8,510
EBITDA	(138,215)	30,997
Impairment loss	127,831	—
Share based compensation (option compensation, warrant compensation, stock issued for services)	3,980	5,347
Fixed asset disposal	81	—
Adjusted EBITDA	$(6,323)	$36,344

Adjusted EBITDA per share, basic	$(0.10)	$0.62
Adjusted EBITDA per share, diluted	$(0.10)	$0.60